Exhibit 10.1

January 10, 2016

Martin McGlynn

Dear Martin:

As we have discussed, your employment with StemCells, Inc. (the “Company”) will terminate effective as of January 17, 2016 (the “Separation Date”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning your separation from employment and to set forth the terms of your engagement to provide consulting services to the Company following the Separation Date, as follows:

1.	Separation.

(a) Final Salary and Vacation Pay. You acknowledge that, on the Separation Date, you will receive pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company. For the avoidance of doubt, you will not receive any bonus payment in respect of the 2015 bonus year. You will receive the payments described in this Section 1(a) regardless of whether or not you elect to sign this Agreement.

(b) Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under the Employment Agreement (as defined below), the Company will provide you with the following severance benefits:

(i) The Company will continue to pay you your base salary, at your final base rate of pay of Five Hundred Seventy Thousand Dollars ($570,000), for a period of twelve (12) months following the Separation Date. Payments will be made in the form of salary continuation on a bi-monthly basis, and will begin on the next regular Company payday following the Separation Date.

(ii) If you are enrolled in the Company’s group medical and/or dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as “COBRA” or applicable state law. Further, if you timely elect to continue your participation and that of your eligible dependents in the plans, the Company will contribute to the premium cost of your COBRA or applicable state law continuation coverage at the same rate that it contributes from time to time to medical and dental insurance premiums for its active employees until the earlier of the

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three (3)-year anniversary of the Separation Date or the date that you are no longer entitled to coverage under COBRA or applicable state law. To be eligible for the Company’s premium contributions, however, you must pay the remainder of the premium cost of your COBRA or applicable state law continuation coverage. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA or applicable state law premium contributions, as described under this Section 1(b)(ii), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith to restructure such benefit.

(iii) The Company will pay you a lump-sum amount equal to Five Hundred Seventy Thousand Dollars ($570,000). This payment will be made to you on the next regular Company payday which is at least five (5) business days following the later of the effective date of this Agreement and the date this Agreement, signed by you, is received by the Company (the “Effective Date”).

(c) Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under Section 1(a) of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company, whether for services provided to the Company under the Offer Letter or otherwise, through the Separation Date. You further acknowledge that, except as expressly provided hereunder, no further compensation or benefits are owed or will be provided to you by the Company.

(d) Status of Employee Benefits, Paid Time Off, Expenses and Equity.

(i) Except as otherwise provided in Section 1(b)(ii) hereof, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation, paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA and applicable state law continuation rights under separate cover.

(ii) You agree that, within two (2) weeks of the effective date of this Agreement, you will submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses pursuant to its regular business practice.

(iii) As of the Effective Date, you will vest in one hundred percent (100%) of your unvested restricted stock units granted to you by the Company that are subject only to time-based vesting (the “Time-Based RSUs”). On the date that is six (6) months following the Effective Date, the Company will issue and deliver to you the number of shares of Company common stock (“Stock”) equal to the full number of Time-Based RSUs. You acknowledge and agree that the Company will hold back shares of Stock otherwise deliverable pursuant to the immediately preceding sentence having a fair market value sufficient to satisfy the applicable tax obligation. In the event that the timing of the delivery of such shares could violate Section 409A of the Code, the

Company reserves the right to treat the Time-Based RSUs as taxable to you on the Effective Date. Your rights and obligations with respect to the Time-Based RSUs will otherwise be governed by the applicable equity plan(s) and any agreements or other requirements applicable to the Time-Based RSUs. All restricted stock units held by you as of the Effective Date that are subject to performance-based vesting will be governed by the applicable equity plan(s) and any agreements or other requirements applicable to such restricted stock units.

(e) General Release and Waiver of Claims.

(i) In exchange for the special payments and benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment, its termination, your other associations with the Company and its Affiliates (as defined below), or the Offer Letter or the Employment Agreement, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims; provided, however that the release in this Section 1(e)(i) shall not apply to (x) your right to enforce the terms of this Agreement or (y) any right to indemnification that you may have under the certificate of incorporation or by-laws of the Company or any insurance policies maintained by the Company.

(ii) In signing this Agreement, you expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the general release and waiver of claims set forth in Section 1(e)(i) is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Agreement contemplates the extinguishment of any and all such Claims.

(iii) This Agreement, including the general release and waiver of claims set forth immediately above, creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 3(c) below; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(iv) Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

(v) You agree that you will timely execute an additional general release and waiver of claims in the form attached hereto as Exhibit A on or after the Separation Date (and not before).

2.	Consulting Engagement.

(a) Services. Effective as of January 18 (the “Start Date”), you will be engaged to provide certain consulting services to the Company. Such consulting services will include services relating to your former employment with the Company as are from time to time requested by the Company. Your engagement hereunder will conclude on the first anniversary of the Start Date, unless earlier ended by the Company or extended in writing by mutual agreement of the parties (such final date, the “End Date”). The period from the Start Date to the End Date is referred to in this Agreement as the “Consulting Period.” During the Consulting Period, you agree to be available for up to fifteen (15) hours per month to perform such services as are requested by the Company. If the Consulting Period is terminated by you or the Company prior to the first anniversary of the Separation Date for any reason other than your breach of this Agreement or the Employment Agreement, the Company shall continue to pay you the amounts due under Section 1(b) of this Agreement.

(b) Status of Offer Letter and Employment Agreement. As of the Separation Date, the Offer Letter has terminated. You and the Company agree that you will continue to be bound by your obligations under the Employment Agreement between you and the Company entered into in connection with the Offer Letter (the “Employment Agreement”) that survive the termination of your employment by the terms thereof or by necessary implication. Nothing in this Agreement or the Employment Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(c) Relationship of the Parties. You and the Company expressly agree that, in providing services to the Company under this Agreement following the Separation Date, you will be an independent contractor and will not be an employee or agent of the Company. You agree that you will have no right to make any commitments on behalf of the Company without the express written consent of an authorized officer of the Company.

(d) Services for Others; Non-Solicitation.

i. During the Consulting Period, you may choose to also provide services for others, provided that (x) such services do not give rise to a conflict of interest or otherwise interfere with your obligations to the Company under this Agreement and (y) you will not provide services in any capacity for any person or entity that competes with all or any portion of the Business (as defined below) in any location where the Company or any of its Affiliates engages in, or is actively planning to engage in, the Business. For purposes of this Agreement, the “Business” shall mean the business of the Company or any of its Affiliates, or any portion of such business, as engaged in by the Company or any of its Affiliates during the Consulting Period.

ii. During the Consulting Period you will not directly or indirectly (i) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; (ii) seek to persuade any such customer, vendor, supplier or other business partner or prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner or such prospective customer, vendor, supplier or other business partner conducts or could conduct with the Company or any of its Affiliates; (iii) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment; or (iv) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

iii. You shall promptly and fully disclose all Intellectual Property (defined below) to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. For purposes of this Agreement, “Intellectual Property” shall mean inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Consulting Period that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any services performed by you for the Company or any of its Affiliates or that make use of confidential information or any of the equipment or facilities of the Company or any of its Affiliates.

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iv. You agree that, were you to breach any of the covenants contained in this Section 2(d), the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 2(d), you further agree that the period of restriction shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 2(d). You and the Company further agree that, in the event that any provision of this Section 2(d) is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 2(d). Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your relationship with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations under this Section 2(d).

(e) Consulting Fees and Expenses. In consideration of the services that you provide to the Company under this Agreement during the Consulting Period, and in addition to the payments and benefits described in Section 1(b) of this Agreement, the Company will pay you a consulting fee at the rate of Seven Hundred Dollars ($700) per hour (the “Consulting Fee”) for each hour in excess of fifteen (15) hours in any given month that you provide requested consulting services to the Company. Any Consulting Fee owed to you will be paid on a monthly basis.

(f) Taxes, Insurance and Benefits. You acknowledge and agree that, as an independent contractor, you will be solely responsible for all insurance, including but not limited to workers’ compensation insurance and unemployment insurance, and for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes and other legally-required payments on any amounts received from the Company. You also acknowledge and agree that neither you nor any individual claiming through you will be eligible to participate in or receive benefits under any of the employee benefit plans, programs and arrangements maintained by the Company (all of the foregoing, the “Plans”), other than as expressly provided in this Agreement. You hereby waive any and all rights to participate in, or receive benefits under, any of the Plans following the Separation Date, and you agree not to make any claim under any of the Plans, other than in exercising your COBRA (or similar state law) rights.

3.	Miscellaneous.

(a) Taxes. The Company may deduct and withhold from any amounts payable (or otherwise deliverable) to you under this Agreement such U.S. federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any law or regulation. You acknowledge and agree that you will be solely responsible for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally required payments on any Consulting Fees paid to you hereunder.

(b) Return of Property. In signing this Agreement you represent and warrant that you will return to the Company, on or before the End Date and as may be requested by the Company or its designee from time to time, any and all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to the business of the Company or its Affiliates (whether present or otherwise), and all keys, access cards, credit cards and all other property of the Company or any of its Affiliates in your possession or control; provided, however, that you will be permitted to retain the laptop, cellular telephone and cellular telephone number provided to you by the Company so long as you present the laptop and cellular telephone to the Company within five (5) days following the Separation Date so that all information of the Company and its Affiliates can be permanently deleted. Further, you represent and warrant that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the End Date. You agree that you will not, after the End Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you acknowledge that, on or before the End Date and as may be requested by the Company or its designee from time to time, you will disclose to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Confidentiality. Subject to Section 1(e)(iv) of this Agreement, you agree that, until such time when this Agreement is publicly filed, you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(d) Non-Disparagement.

i. Subject to Section 1(e)(iv) of this Agreement, you agree that you will never disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates.

ii. The Company agrees that it will instruct its directors and officers, acting in their official capacity, not to disparage or otherwise criticize you in any authorized written statements of the Company.

(e) Definition of “Affiliates”. For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(f) Compliance with Obligations. The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Employment Agreement.

(g) Choice of Law. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction.

(h) Entire Agreement. This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements (including the Offer Letter) and understandings, whether written or oral, with respect to your employment, its termination, your ownership of equity interests, and all related matters, excluding only your obligations under the Employment Agreement and your rights and obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(i) Amendment; Waiver; Headings. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Board of the Company or his/her expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(j) Legal Fees. The Company will reimburse you for actual and reasonable legal fees incurred in connection with the review, negotiation and execution of this Agreement, in an amount not to exceed Ten Thousand Dollars ($10,000), subject to receipt of reasonable documentation and substantiation of the same.

(k) Press Release. You and the Company agree that any press release issued by the Company regarding your departure shall be consistent with the statement attached to this Agreement as Exhibit B.

If the terms of this Agreement are acceptable to you, please sign, date and return it to John Schwartz within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying John Schwartz in writing of your revocation within that period, and this Agreement shall not become effective or enforceable until that seven (7)-day revocation period has expired. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

STEMCELLS, INC.

By:	/s/ John Schwartz

Accepted and agreed:

Signature: /s/ Martin McGlynn

Martin McGlynn

Date: 1-10-2016

EXHIBIT A

SUPLEMENTAL RELEASE OF CLAIMS

In exchange for the special payments provided to me under the agreement between me and StemCells, Inc. (the “Company”), dated as of January 10, 2016 (the “Agreement”), and for other good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this Release of Claims shall be in complete and final settlement of any and all causes of action, rights, benefits, entitlements and claims, whether known or unknown, that I have had in the past, now have, or might have now or at any time in the future, for, upon or by reason of any matter, act, omission, event or occurrence, or any other thing whatsoever, arising at any time on or before the date of this Release of Claims that is in any way related to, connected with or arising out of my service relationship with the Company and its affiliates or its termination, the Offer Letter, the Employment Agreement, or pursuant to the wage and hour, wage payment and fair employment practices statutes of the state or states in which I have provided services to the Company, its affiliates or its or their predecessors and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time (all of the foregoing causes of action, rights, benefits, entitlements and claims, collectively, “Claims”) and I hereby release and forever discharge the Company and all of its past, present and future subsidiaries, affiliates, officers, directors, trustees, shareholders, investment funds, employees, employee benefit plans, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them (all of the foregoing, the “Released”), both individually and in their official capacities, from any and all such Claims; provided, however that this Release of Claims shall not apply to (x) my right to enforce the terms of the Agreement or (y) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company or any insurance policies maintained by the Company.

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that the general release and waiver of claims set forth in this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time I sign it, and that this Release of Claims contemplates the extinguishment of any and all such Claims.

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I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity to consider its terms and to consult with any of those persons referenced in Section 3(c) of the Agreement; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I acknowledge I must sign this Release of Claims, if at all, on the End Date (as defined in the Agreement). This Release of Claims shall take effect as a legally binding agreement between me and the Company on the basis set forth above at the time I sign it.

Accepted and agreed:

Signature:
Martin McGlynn

Date:

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EXHIBIT B

PRESS RELEASE

StemCells, Inc. CEO Martin McGlynn Passes Baton to President and COO Ian Massey

Experienced Biotech Leader to Become Next Chief Executive Officer

NEWARK, Calif., Jan. XX, 2016 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ:STEM), a world leader in the research and development of cell-based therapeutics for the treatment of central nervous system disorders, today announced that Dr. Ian Massey, its President and Chief Operating Officer, has been appointed by the Board of Directors to succeed Martin McGlynn as the Company’s Chief Executive Officer, effective January 18, 2016. Massey has additionally been elected to the Board.

Massey and McGlynn have worked closely together since March of last year, and over the past few months jointly architected the Company’s recently announced strategic realignment, which fully focuses StemCell’s resources on its proprietary HuCNS-SC® platform technology for the treatment of chronic spinal cord injury (SCI). The two will continue to collaborate, with McGlynn serving as a consultant over the next year, to facilitate a smooth leadership transition as the Company expedites its SCI program to demonstrate clinical proof-of-concept.

“When I hired Ian as President and COO almost a year ago, I knew I was bringing aboard a strong executive with the right background and temperament to ultimately lead this Company,” said McGlynn. “Ian not only has a stellar track record of successful clinical development through regulatory approval and on to commercialization for numerous products, he is also a great fit for the culture we have built at StemCells: rigorous science is fundamental to him; he is personally passionate about pursuing treatments for CNS disorders; and he is a collaborative leader who naturally gains respect from both technical and business colleagues. I look forward to continuing to support Ian and the rest of the management team in my ongoing participation with the Company.”

Ian Massey joined StemCells, Inc. in March 2015 as President and Chief Operating Officer after a successful 30-year career in the pharmaceutical industry, most recently as COO and President of U.S. Operations of Biotie Therapies Corporation, a publicly traded Finnish company focused on neurodegenerative and psychiatric disorders. In 2006, Massey co-founded Synosia Therapeutics and as President and CEO rapidly created a clinically enabled portfolio by licensing drug candidates from Novartis AG, Hoffman-La Roche AG, and Syngenta AG for clinical development as potential therapeutics for the treatment of CNS disorders. In 2011, with the strategic objective of becoming a public company, Massey led the completion of a transaction with Biotie in which Synosia was acquired. Dr. Massey’s prior experience in the pharmaceutical industry included over 25 years first with Syntex and then with Roche where he held positions of increasing responsibility culminating in Sr. Vice President and Head of Research and Preclinical Development of Roche Palo Alto. He received his D. Phil Degree in Organic Chemistry from Oxford University before undertaking postdoctoral work first in the Institute of Organic Chemistry at Syntex Research and then with Professor Carl Djerassi at Stanford University.

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“The opportunity to engage with such a talented, experienced and dedicated team in developing our HuCNS-SC platform technology for the treatment of serious CNS disorders for which no effective therapies are currently available is extremely exciting,” stated Massey. “With our strategic realignment to focus on chronic spinal cord injury we have enhanced our ability to develop a game-changer that will dramatically improve the quality of life for patients with no current therapeutic options. I am very pleased that the Board has entrusted me with fulfilling this mission.”

StemCells Board Chair John Schwartz added, “Timing this transition with the Company’s strategic realignment makes sense. We are grateful to Martin for his many accomplishments and strong leadership as CEO over the past 15 years, guiding the Company through its groundbreaking preclinical work and breakthrough clinical translation of novel cell-based therapeutics for a wide range of CNS disorders. And we are now fully confident that Ian will successfully lead StemCells through the remaining challenges of bringing our first product to market.”

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC platform technology (purified human neural stem cells) as a potential treatment for chronic spinal cord injury (SCI). The Company’s Pathway Study, a Phase II proof-of-concept trial in cervical SCI is actively enrolling at twelve sites. Six-month interim data for the first cohort of the Pathway Study showed the first-ever clinical evidence of a treatment effect improving both muscle strength and motor function following cellular transplant in spinal cord injury. Top-line data from the Company’s Phase I/II clinical trial in thoracic SCI showed measurable gains involving multiple sensory modalities and segments, including the conversion of two of seven patients enrolled in the study with complete injuries to incomplete injuries, post-transplant. The Company has also completed its Phase I/II clinical trial in geographic atrophy dry age related macular degeneration. Top-line results from this study show a positive safety profile and favorable preliminary efficacy data. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI.

Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); statements regarding the Company’s planned leadership transition; statements about Mr. McGlynn’s future plans; statements about the Company’s plans for its program in spinal cord injury; and statements about and the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS

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disorders. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Greg Schiffman, Chief Financial Officer

StemCells, Inc.

(510) 456-4128

Lena Evans

Russo Partners

(212) 845-4262

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